Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Prospectus, constituting part of the Registration Statement on Amendment No. 1 to the Form F-1 (“Registration Statement”) of Golden Green Enterprises Limited of our report dated July 13, 2009 with respect to the consolidated financial statements of Golden Green Enterprises Limited as of and for the years ended December 31, 2008 and 2007 which appears in such Registration Statement. We further consent to the inclusion of our report dated July 13, 2009 with respect to the consolidated  financial statements of Henan Green Complex Materials Co., Ltd. as of and for each of the years in the years ended December 31, 2008, 2007 and 2006 which appears in such Registration Statement. We also hereby consent to the references to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY VOCATION HK CPA Limited

UHY VOCATION HK CPA Limited
Hong Kong,  People’s Republic of China.

October 19, 2009